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                                                    Exhibit  5.1

                             TIMOTHY J. McCARTNEY*
                                Attorney-at-Law
                                  9 Elsa Way
                         Richboro, Pennsylvania 18954
                                   _________

                           Telephone (215) 396-7156
                           Facsimile  (215) 396-7157

* Member of N.Y. Bar

January 15, 1996

Mark Solutions, Inc.
1515 Broad Street
Bloomfield, New Jersey 07003

Re: Form S-8 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for Mark Solutions, Inc. (the "Company") in connection with the registration of 1,055,000 shares of Common Stock, $ .01 par value, of the Company (the "Shares") under the Securities Act of 1933, as amended on a Form S-8 registration statement (the "Registration Statement") to be filed on January 16, 1996 with the Securities and Exchange Commission.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements and other instruments and based upon such documents and other investigation as I have deemed necessary I am of the opinion that:

     1. The Company has been duly organized and is validly existing as a business corporation in good standing under the laws of the State of Delaware.

     2. Upon effectiveness of the Registration Statement and the delivery and issuance of the Shares as described therein, such Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the related prospectus and further consent to the use of my name in the Registration Statement.


Very Truly Yours,


Timothy J. McCartney